UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DUPONT PHOTOMASKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of a letter sent to customers of DuPont Photomasks, Inc. on October 5, 2004.

5 October 2004

Dear valued customer,

We are pleased to inform you that on October 5, DuPont Photomasks announced exciting news:  an agreement with Toppan Printing Co., Ltd. (“Toppan”) whereby Toppan will acquire all of the outstanding shares of DuPont Photomasks to create the world’s premier supplier of photomasks. Together, DuPont Photomasks and Toppan will have the technology, global presence and financial strength necessary to meet your requirements around the world.

Attached is a copy of the press release that was issued announcing the news.

In combination, Toppan and DuPont Photomasks will operate the industry’s most extensive global photomask production network. By utilizing this network, we will be able to build the full spectrum of high quality photomask products in production facilities located in eight different countries. With the power of an integrated network that includes production centers near every major cluster of semiconductor fabs in the world, we will be better able to provide you with faster and more reliable delivery.

As a business unit of Toppan, a multi-national conglomerate with annual revenue in excess of US$11 billion, we will also have the increased scale to continue investing in capability, capacity and long-term R&D programs to help support your needs today and well into the future.

We want to assure you that as we proceed through the necessary course of regulatory and shareholder approvals, DuPont Photomasks will continue providing you with the high quality products and services you have come to expect. In other words, meeting and exceeding your expectations remains our number one priority.

We expect the transaction to be completed in early 2005 and the subsequent integration to be smooth and streamlined. Once completed, we will closely coordinate our operations with those of Toppan to find the most productive and efficient manner in which to service your individual requirements.

We will be contacting you very soon to further explain this exciting news, and to respond to any questions you may have. Over the next few months, we will update you on our progress.

In the meantime, thank you as always for your trust, support and business.

Sincerely,

Marshall Turner	Jim Northup
Chairman and Chief Executive Officer	Chief Operating Officer
DuPont Photomasks, Inc.	DuPont Photomasks, Inc.

Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties concerning Toppan’s proposed acquisition of DuPont Photomasks and the benefits of the pending acquisition. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. Potential risks and uncertainties regarding the acquisition include, among others, the requirement that DuPont Photomasks’ stockholders must approve the transaction, the required receipt of necessary regulatory approvals, including from the Securities and Exchange Commission  (“SEC”) and under applicable antitrust laws, other conditions to the closing of the merger, the possibility that the transaction will not close or that the closing may be delayed, and the effect of the announcement of the merger on DuPont Photomasks’ operating results and customer, supplier, employee and other  relationships.  More information about potential factors that could affect DuPont Photomasks’ business and financial results is included in DuPont Photomasks’ Annual Report on Form 10-K for the fiscal year ended June 30, 2004 which is on file with the SEC and available at the SEC’s website at www.sec.gov.  The forward-looking statements are made as of the document date hereof and DuPont Photomasks disclaims any intention or obligation to update or revise any forward-looking statements or to update the reasons why the actual results could differ materially from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information About the Merger and Where to Find It

DuPont Photomasks will file a proxy statement and other documents regarding the proposed merger described in this document with the SEC. DUPONT PHOTOMASKS’ STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. A definitive proxy statement will be sent to stockholders of DuPont Photomasks seeking their approval of the transaction. Investors and security holders may obtain a copy of the proxy statement (when it is available) and any other relevant documents filed by DuPont Photomasks with the SEC for free at the SEC’s web site at www.sec.gov. Copies of the proxy statement and other documents filed by DuPont Photomasks with the SEC may also be obtained free of cost by directing a request to: Investor Relations Department, DuPont Photomasks, 131 Old Settlers Boulevard, Round Rock, TX  78664, USA. You may also read and copy any reports, statements and other information filed by DuPont Photomasks at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, USA or at the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.  DuPont Photomasks and Toppan and their respective directors, executive officers and certain of their employees may be deemed to be participants in the solicitation of proxies of DuPont Photomasks stockholders in connection with the proposed merger. Certain directors and executive officers of DuPont Photomasks may have interests in the merger, including employment agreements, severance arrangements, acceleration of vesting of stock options and as a result of holding options or shares of DuPont Photomasks common stock generally, and their interests will be described in the proxy statement that will be filed by DuPont Photomasks with the SEC.